Filed Pursuant To Rule 433

Registration No. 333-203585

February 11, 2016

Gold Demand Trends Full year and Q4 2015 WORLD GOLD COUNCIL Turbulence in gold demand in 1,986t 2,227t H1 gave way to strength in H2 H2 Annual gold demand was little changed in 2015, just 14t H1 down from 2014. The ?rst half of the year was challenging and demand was comparatively weak, before a convincing -6% y/y +6% y/y recovery in the second half saw demand grow by 6% year-on-year. 201 5 Change in demand volumes: H1 2015 vs. H2 2015 Jewellery Central banks & Bar & coin +185t other institutions ETFs & similar Technology +106t products +84t +2t -136t Q4 in review +47t in demand increase Consumer in Q4 resilience Mine production in Q4 2015 was 825t +4% -3t Growth in gold demand Demand for jewellery,—1,118t total year-on-year bars and coins was 2% robust despite challenges Indian consumer demand Central bank purchases +6% Chinese gold demand +33t vs Q4 2014 27% Central banks made sizeable Despite ?ooding and weaker of global demand was gold purchases in Q4 in their rural incomes, Q4 demand accounted for by Chinese continued search for increased as the Diwali festival consumers for jewellery, bars diversi?cation of reserve assets spurred buying and coins in Q4

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